ITEX CORPORATION ANNOUNCES 60 PERCENT INCREASE
TO QUARTERLY CASH DIVIDEND

Bellevue, WA – November 15, 2010 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, announced today that its Board of Directors has approved a 60 percent increase in the quarterly cash dividend to 4 cents per share (16 cents per share on an annual basis).

The next quarterly dividend will be paid on December 20, 2010 to stockholders of record as of the close of business on December 10, 2010.

“We continue to generate positive cash flow providing us the ability to return more cash to stockholders, without jeopardizing future strategic opportunities,” said Steven White, ITEX Chairman and CEO. “We have confidence in our operational performance going forward and we will manage available and future cash resources wisely in order to deliver a consistent dividend that current and future shareholders can rely upon.”

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; our brokers taking actions that could harm our business or our reputation; our failure to deal effectively with member disputes; our business being subject to online security risks; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; and the effect of changes in the overall economy and in technology..  Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.

For more information, please visit www.itex.com